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                                                                    EXHIBIT 23.2


                      CONSENT OF INDEPENDENT ACCOUNTANTS
                      ----------------------------------


We hereby consent to the incorporation by reference in the Registration Statement on Form S-4 of Canandaigua Wine Company, Inc. of our report dated September 25, 1995 relating to the Statement of Assets and Liabilities and Statement of Identified Income and Expenses of the Product Lines Acquired of United Distillers Glenmore, Inc. and Affiliates, which appears in the Current Report on Form 8-K/A (Amendment No. 1) which amends and forms part of Canandaigua Wine Company, Inc.'s Current Report on Form 8-K dated August 29, 1995. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP
Stamford, Connecticut
February 7, 1997